Exhibit 3

OFFICER’S CERTIFICATE

TO:	Autorité des marchés financiers, as principal regulator

AND TO:	British Columbia Securities Commission Alberta Securities Commission Saskatchewan Financial Services Commission
Manitoba Securities Commission Ontario Securities Commission Office of the Superintendent of Securities, PEI
New Brunswick Securities Commission Financial Services Regulation Div. Newfoundland and Labrador Nova Scotia Securities Commission

RE:	Abridgement of time periods in accordance with section 2.20 of Regulation 54-101 respecting Communication with Beneficial Owners of Securities of a Reporting Issuer, adopted in the other provinces of Canada as National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (collectively, “NI 54-101”)

Reference is made to the special meeting of the holders of common shares of Intertape Polymer Group Inc. (the “Corporation”) to be held on September 6, 2012 (the “Meeting”).

I, Bernard J. Pitz, Chief Financial Officer of the Corporation, hereby certify in my capacity as an officer of the Corporation, for and on behalf of the Corporation, and not in my personal capacity, that the Corporation:

1.	has arranged to have proxy-related materials for the Meeting sent in compliance with NI 54-101 to all beneficial owners at least 21 days before the date fixed for the Meeting;

2.	has arranged to have carried out all of the requirements of the NI 54-101 in addition to those described in item 1 above in connection with the Meeting,; and

3.	is relying upon Section 2.20 of NI 54-101 in connection with the abridgement of the time periods specified in subsections 2.2(1) and 2.5(a) of NI 54-101 in respect of the Meeting.

DATED this 3rd day of August, 2012.

INTERTAPE POLYMER GROUP INC.

By:	/s/ Bernard J. Pitz
Bernard J. Pitz
Chief Financial Officer